December 14, 1998

John Hancock Strategic Series
   on behalf of John Hancock Strategic Income Fund
101 Huntington Avenue
Boston, MA 02199

Ladies and Gentlemen:

In connection with the filing of a registration statement under the Securities Act of 1933, as amended (the "Act"), on Form N-14, with respect to the shares of beneficial interest of John Hancock Strategic Income Fund (the "Fund"), a series of John Hancock Strategic Series (the "Trust"), a Massachusetts business trust, it is the opinion of the undersigned that these shares when issued, will be legally issued, fully paid and non-assessable.

In connection with this opinion it should be noted that the Trust is an entity of the type generally known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies any shareholder of the Fund, with this indemnification to be paid solely out of the assets of the Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of the Fund are insufficient to meet the obligations asserted against the Fund's assets.

The undersigned hereby consents to the filing of a copy of this opinion as an exhibit to the Trust's registration statement on Form N-14 and with the Securities and Exchange Commission.

Sincerely,


/s/Timothy M. Fagan
Timothy M. Fagan
Attorney and Assistant Secretary
John Hancock Advisers, Inc.